EXHIBIT 11

CLECO CORPORATION
COMPUTATION OF NET (LOSS) INCOME PER COMMON SHARE

		For the years ended December 31,
		2003		2002	2001
		(Thousands, except share and per share amounts)
Basic
	Net (loss) income from continuing operations	$ (34,929)		$ 71,875	$ 72,273
	Preferred dividend requirements, net	(1,861)		(1,872)	(1,876)
	Net (loss) income applicable to common stock from
	continuing operations	(36,790)		70,003	70,397
	Basic net (loss) income per common share from continuing operations	$ (0.79)		$ 1.51	$ 1.56

	Loss from discontinued operation, net	-		-	(2,035)
	Basic loss per common share from discontinued operation	$ -		$ -	$ (0.04)

	Total basic net (loss) income applicable to common stock	(36,790)		70,003	68,362
	Total basic net (loss) income per common share	$ (0.79)		$ 1.51	$ 1.52

	Weighted average number of shares of common stock
	outstanding during the year	46,820,058		46,245,104	45,000,955

Diluted
	Net (loss) income applicable to common stock from continuing operations	$ (36,790)		$ 70,003	$ 70,397
	Adjustments to net (loss) income related to
	ESOP under the "if-converted" method:
	Add loss of deduction from net income for actual
	dividends paid on convertible preferred stock, net of tax	-		1,287	1,325
	Deduct additional cash contribution required which is equal to
	dividends on preferred stock less dividends paid at the common
	dividend rate, net of tax	-		(74)	(37)
	Add tax benefit associated with dividends paid on allocated common shares	-		590	526
	Adjusted (loss) income applicable to common stock from continuing operations	(36,790)		71,806	72,211
	Diluted net (loss) income per share from continuing operations	$ (0.79)		$ 1.47	$ 1.51

	Loss from discontinued operation, net	-		-	(2,035)
	Diluted net loss per share from discontinued operation	$ -		$ -	$ (0.04)

	Total adjusted net (loss) income applicable to common stock	(36,790)		71,806	70,176

	Total diluted net (loss) income per common stock	$ (0.79)		$ 1.47	$ 1.47

	Weighted average number of shares of common stock
	outstanding during the year	46,820,058		46,245,104	45,000,955
	Number of equivalent common shares attributable to ESOP	-		2,479,806	2,550,234
	Common stock under stock option grants average shares	-		46,954	212,524

	Average diluted shares	46,820,058	*	48,771,864	47,763,713

*	For the year ended December 31, 2003, as Cleco incurred a loss from
	operations, there is no assumption of any potentially dilutive shares in the computation of diluted (loss) earnings per share.